Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3ASR No. 333-194791; and Form S-8 Nos. 333-210035, 333-202792, 333-194366, 333-172121 and 333-190514) of Endocyte, Inc., and in the related Prospectus of our reports dated March 13, 2017, with respect to the consolidated financial statements of Endocyte, Inc., and the effectiveness of internal control over financial reporting of Endocyte, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst and Young LLP

Indianapolis, Indiana

March 13, 2017